Free Writing Prospectus

Filed pursuant to Rule 433

Relating to the Preliminary

Prospectus Supplement

dated July 7, 2014 to

the Prospectus dated

July 30, 2013

Registration Statement

No. 333-190259

Moody’s Corporation

Pricing Term Sheet

July 7, 2014

2.750% Senior Notes due 2019

5.250% Senior Notes due 2044

Issuer:	Moody’s Corporation
Size:	$450,000,000	$300,000,000
Maturity:	July 15, 2019	July 15, 2044
Coupon (Interest Rate):	2.750%	5.250%
Price to Public:	99.838% of face amount	99.462% of face amount
Yield to Maturity:	2.785%	5.286%
Spread to Benchmark Treasury:	105 basis points	185 basis points
Benchmark Treasury:	1.625% due June 30, 2019	3.625% due February 15, 2044
Benchmark Treasury Price and Yield:	99-15 1⁄4 / 1.735%	103-16 / 3.436%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2015	January 15 and July 15, commencing January 15, 2015
Record Dates:	January 1 and July 1	January 1 and July 1
Make-whole Call:	Callable at any time prior to June 15, 2019 at the greater of par and the make-whole redemption price (Treasury plus 20 basis points)	Callable at any time at the greater of par and the make-whole redemption price (Treasury plus 30 basis points)
Par Call:	On or after June 15, 2019	N/A
CUSIP/ISIN:	615369AD7 / US615369AD70	615369AE5 / US615369AE53
Trade Date:	July 7, 2014
Settlement:	T+7; July 16, 2014
Rating:*	BBB+ by Standard & Poor’s Rating Services
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:

Citigroup Global Markets Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

Lloyds Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc. SMBC Nikko Securities America, Inc. Mischler Financial Group, Inc.
Use of Proceeds:	Net proceeds from this offering are expected to be used to redeem the Series 2005-1 Senior Unsecured Notes due 2015 and for general corporate purposes, including working capital, capital expenditures, acquisitions of or investments in businesses or assets, redemption and repayment of other indebtedness, and purchases of the issuer’s common stock under its ongoing stock repurchase program.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefore on or about the closing date which will be on or about the 7th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+7”). Under Rule 15c6-l of the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or succeeding three business days should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC (1-212-834-4533) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (call 1-800-294-1322, or e-mail dg.prospectus_requests@baml.com).

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